Exhibit 10.13

PROMISSORY NOTE

$1,000,000

 Date:____________________

FOR VALUE RECEIVED, U.S. Wireless Online, Inc., a Nevada corporation (“Maker”) promises to pay to the order of Raymond Dauenhauer (“Lender”) in lawful money of the United States of America, the principal sum of One Million and no One-Hundredths Dollars ($1,000,000.00).

This Note shall be for a term of 12 months from the date of execution and yield interest at a rate of 8.5% per annum.  Interest will begin to accrue on July 1, 2007 with first payment of interest only due on August 1, 2007, and each interest only payment due the 1st of each month thereafter until maturity.  The total principal amount and any accrued interest shall be due and payable 12 months from the date of execution of this note.

This Promissory Note is made pursuant to the Settlement, Satisfaction and Mutual Release Agreement dated December 19, 2006 between U.S. Wireless Online, Inc., a Nevada corporation, Raymond Dauenhauer, an individual (the “Settlement Agreement”), the terms of which are incorporated herein by reference.

The laws of the State of Nevada shall govern the form and essential validity of this Note.

Time is of the essence with respect to all Maker’s obligations and agreements under this Note.

This Note and all the provisions, conditions, promises, and covenants hereof shall inure to the benefit of Lender, his successors and assigns, and shall be binding upon the Maker, its successors and assigns.

IN WITNESS WHEREOF, the Maker has caused its duly authorized officers to execute this Note on its behalf as of the date and year first set forth above.

U.S. Wireless Online, Inc.

By:________________________________

Rick E. Hughes

Its:  President